EXHIBIT 99.C3


                                 EXHIBIT (10)(C)

                     WRITTEN CONSENT OF PRICE WATERHOUSE LLP


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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of the Janus Retirement Advantage Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 of our report dated January 31, 1997, relating to the financial statements and selected per unit data and ratios of the sub-accounts comprising the Janus Retirement Advantage WRL Series Annuity Account B, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

PRICE WATERHOUSE LLP

Kansas City, Missouri
April 22, 1997